EXHIBIT H

XUEDA REPURCHASE AGREEMENT

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2014 (the “Trade Date”) by and between Xueda Education Group, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and WP X Investments IV Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Seller”).

RECITALS

WHEREAS, the Seller desires to sell to the Company, and the Company desires to purchase from the Seller 6,000,000 ordinary shares, par value $0.0001 per share, of the Company (the “Sale Shares”), at a price of US$2.59 per Sale Share, on the terms set forth in this Agreement (the “Repurchase Transaction”).

WHEREAS, after due consideration, the board of directors of the Company has approved the Repurchase Transaction and the related transactions that may be required in connection with the Repurchase Transaction.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

Section 1.1  Purchase.  At the Closing (as defined below), the Seller shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from the Seller the Sale Shares for an aggregate purchase price equal to US$15,540,000 (the “Purchase Price”).

Section 1.2  Closing and Settlement.  The closing and settlement of the Repurchase Transaction (the “Closing”) will take place on March 26, 2014 at 9:00 a.m. Hong Kong Time or at any other date and time as agreed to by the Company and the Seller (the “Closing Date”). At the Closing, the Seller shall deliver or cause to be delivered to the Company all of the Seller’s right, title and interest in and to the Sale Shares by delivering (i) original share certificates representing the Sale Shares (the “Original Share Certificates”), and (ii) duly completed transfer forms and such other transfer documents or instruments as may be reasonably required by the Company’s transfer agent to evidence and effect the transfer and delivery of the Sale Shares to the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Seller (i) the Purchase Price pursuant to Section 1.3 hereof, and (ii) share certificates registered in the name of the Seller with respect to any ordinary shares represented by the Original Share Certificates that are not part of the Sale Shares.

Section 1.3  Payment of Purchase Price. The Company shall pay to the Seller the Purchase Price by wire transfer of immediately available funds to the following account of the Seller on or before the Closing Date:

(a)  Warburg Pincus Private Equity X, LP

96.90% of the Purchase Price, i.e., US$15,058,260, shall be allocated and sent to:

Bank Name:	JP Morgan Chase
ABA number:	021000021
Swift:	CHASUS33
Account Name:	Warburg Pincus Private Equity X, LP
Account number:	771-049749

(b)  Warburg Pincus X Partners, LP

3.10% of the Purchase Price, i.e., US$481,740, shall be allocated and sent to:

Bank Name:	JP Morgan Chase
ABA number:	021000021
Swift:	CHASUS33
Account Name:	Warburg Pincus X Partners, LP
Account number:	771-049723

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Company, each of which is true and correct on the Trade Date and the Closing Date and shall survive the Closing Date.

Section 2.1  Existence and Power.

(a)  The Seller has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)  The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Securities Exchange Act of 1934) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Seller; and (ii) except as would not have an adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Seller is a party or with the Seller’s organizational documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Seller or cause the acceleration or termination of any obligation or right of the Seller.

Section 2.2  Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 2.3  Title to Sale Shares.  The Seller has good and valid title to the Sale Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim except for restrictions of general applicability imposed by federal, state and foreign securities laws (and contractual restrictions imposed by this Agreement, the shareholders agreement dated August 28, 2009 among the Company and its then existing shareholders or any lock-up agreements as is known or disclosed to the Company). The Seller has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Sale Shares or its legal or beneficial ownership rights in the Sale Shares, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Sale Shares.

Section 2.4  Sophistication of the Seller.  The Seller acknowledges and agrees that, except as set forth in this Agreement, the Company is not making any express or implied warranties in connection with the Repurchase Transaction.  The Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase Transaction and of making an informed investment decision.  The Seller has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Sale Shares and the Company and all such questions have been answered to the Seller’s full satisfaction.  The Seller is not relying on the Company with respect to the tax and other economic considerations of the Repurchase Transaction other than as expressly set forth under this Agreement, and the Seller has relied on the advice of, or has consulted with, the Seller’s own advisors.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Seller, each of which is true and correct on the Trade Date and the Closing Date and shall survive the Closing Date.

Section 3.1  Existence and Power.

(a)  The Company is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands and has the power, authority and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b)  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company; and (ii) except as would not have an adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement, does not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Company is a party,  with the Company’s memorandum and articles of incorporation, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or cause the acceleration or termination of any obligation or right of the Company.

Section 3.2  Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

ARTICLE IV
MISCELLANEOUS PROVISIONS

Section 4.1  Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the Repurchase Transaction embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.2  Assignment; Binding Agreement.  Neither the Seller, on the one hand, nor the Company, on the other hand, may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, respectively, of the Company, on the one hand, or the Seller, on the other hand. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 4.3  Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.4  Remedies; Governing Law; Submission to Jurisdiction.  Each party hereto hereby acknowledges and agrees that irreparable harm may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York, in addition to any other remedy to which they are entitled at law or in equity.  Furthermore, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York solely with respect to any dispute between or among the parties hereto that arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action against the other parties relating to this Agreement or the transactions contemplated by this Agreement in any court other than the U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York, and each of the parties irrevocably waives the right to trial by jury, (iv) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (v) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.  Nothing in this Section 4.5 shall prevent any party hereto from enforcing its rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, directors, officers, or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including, without limitation, any federal, state or other governmental proceeding of any kind, against any of them.  The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

Section 4.5  No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such person shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.6  Waiver; Consent.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 4.7  No Broker.  Except as previously disclosed to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 4.8  Further Assurances.  Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 4.9  Costs and Expenses.  Each party hereto shall each pay their own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 4.10  Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 4.11  Termination.  This Agreement may be terminated and the Repurchase Transaction abandoned at any time prior to the Closing Date by mutual written consent of each party.

(Signatures appear on the following pages.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE COMPANY:

XUEDA EDUCATION GROUP

By: /s/ Christine Lu-Wong Name: Christine Lu-Wong Title: CFO

[Signature Page to Share Repurchase Agreement]

THE SELLER:

WP X INVESTMENTS IV LTD.
By: /s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Director

[Signature Page to Share Repurchase Agreement]